ROBINSON CAPITAL MANAGEMENT, LLC

CODE OF ETHICS
As Of September 2014

1.	General Provisions

The following standards of business conduct shall govern personal investment activities and the interpretation and administration of this Code of Ethics (the “Code”) of Robinson Capital Management, LLC (“RCM”).

The standards of business conduct are:

•	The interests of clients must be placed first at all times.

•
All personal securities transactions must be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility.

•	Supervised Persons should not take inappropriate advantage of their positions.

•	Supervised Persons must comply with all applicable Federal Securities Laws.

This Code does not attempt to identify all possible conflicts of interest, and literal compliance with each of its specific provisions will not shield Supervised Persons from liability for personal trading or other conduct that violates a fiduciary or other duty to clients. In order to facilitate familiarity and compliance with the Code, RCM will provide each of its Supervised Persons with a copy of the Code and any amendments thereto, and each Supervised Person is required to give written acknowledgement of receipt of the Code and any such amendments. In addition, each Supervised Person is required by this Code to promptly report any violations of the Code to RCM’s Chief Compliance Officer or his designee.

2.	Definitions

(a)	“Access Person” means:

(i)
Any Supervised Person who (i) has access to information regarding any clients’ purchase or sale of securities, or information regarding the portfolio holdings for any client, or (ii) is involved in making securities recommendations to clients or who has access to non-public recommendations; and

(ii)	Each officer, insider director, and inside member of RCM (or other person occupying a similar status or performing similar functions).

(b)
“Automatic Investment Plan” is a program in which regular periodic purchases (or withdrawals) are made automatically (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

(c)
The “Beneficial Ownership” of a security shall be determined hereunder in the same manner as it would be under Rule 16a-1(a)(2) under the Securities and Exchange Act of 1934 in determining whether a person has beneficial ownership of a security for purposes of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which the person has or acquires. Specifically, a person will be regarded as having beneficial ownership of (i) any Reportable Security, title to which can vest in that person, (ii) any Reportable Security held in another’s name, if, by reason of any contract, understanding, relationship, agreement or other arrangement, the person obtains therefrom benefits substantially equivalent to those of ownership, and (iii) any Reportable Security owned by (A) the person’s spouse or minor children, (B) a trust of which the person, or the person’s spouse or minor children, is or are named (individually or by class) as beneficiaries and have a present beneficial interest, or (C) immediate family members (children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings, mothers-in-law, fathers-in-law, sons- in-law, daughters-in-law, brothers-in-law, sisters-in-law, including adoptive relationships) of the person who share the person’s home.

(d)
“Federal Securities Laws” are the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury.

(e)	A “Fund” is an investment company registered under the Investment Company Act of 1940.

(f)
“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

(g)	“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rules 504, 505 or 506 thereunder.

(h)	The term “purchase or sale of a security” includes, among other things, using options to purchase or sell a security, as well as effect a long or short position of a security or commodity.

(i)	“Reportable Fund” means:

(i)
Any Fund for which RCM serves as an investment adviser as defined in Section 2(a)(20) of the Investment Company Act of 1940 (i.e., in the most cases the adviser must be approved by the Fund’s board of directors before it can serve); or

(ii)
Any Fund whose investment adviser or principal underwriter controls RCM, is controlled by RCM, or is under common control with RCM. For purposes of this section, control has the same meaning as it does in Section 2(a)(9) of the Investment Company Act of 1940.

(j)	“Reportable Security” means a security as defined in Section 202(a)(18) of the Investment Advisers Act of 1940 and generally includes all securities, except that it does not include:

(i)	Direct obligations of the Government of the United States;

(ii)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(iii)	Shares issued by money market funds;

(iv)	Shares issued by open-end funds other than Reportable Funds; and

(v)	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.

(k)
“Supervised Person” means each officer, employee, inside director, and inside shareholder (or other person occupying a similar status or performing similar functions) of RCM, or other person who provides investment recommendations or advice on behalf of RCM and is subject to the supervision and control of RCM.

3.	Prohibitions

(a)
Except for securities held in accounts over which Access Persons have no direct or indirect influence or control or securities transactions effected pursuant to an Automatic Investment Plan, Access Persons may not purchase or sell, directly or indirectly, a Reportable Security in which the Access Person had or as a result of the transaction acquired any direct or indirect Beneficial Ownership in the Reportable Security if RCM has obtained through the course of its business operations any inside information about the issuer of such Reportable Security.

(b)
Access persons are prohibited from buying or selling a Reportable Security on a day which any client has a pending “buy” or “sell” order in that same security until that order is executed or withdrawn. Our pre-clearance policy is as follows: First, the Employee, for that day only, sends “buy” or “sell” request to compliance department. Compliance department reviews the request, if satisfied it forwards to trading desk to ensure no like trades are active on the desk that day. The Trade Desk then approves or rejects the request by the Compliance department, who in turn notifies the Employee.

(c)
No Access Person may seek or accept any gifts, entertainment, hospitality or other items of more than de minimis value from any party or entity that does business with RCM. Any such gifts or other items shall be considered de minimis if the aggregate fair market value of such items received from a single party or entity does not exceed $100 in any calendar year. This section shall not preclude Access Persons from receiving customary business amenities, including any entertainment, from broker-dealers or other service providers so long as such amenities are business related.

(d)
No Access Person should serve on boards of directors of publicly traded companies without prior authorization from the Access Person’s supervisor and Chief Compliance Officer or their designee, who will base their determination upon whether the board service would be consistent with the interests of RCM and its clients.

(e)
No Access Person may engage in any transaction in a security on the basis of inside information. A transactions will be deemed to have been made on the basis of inside information if the person engaging in the transaction is aware of the inside information. If an Access Person believes they have material, non-public information regarding a proposed transaction, the employee should (i) report the information and proposed trade immediate to the CCO, (ii) not purchase or sell the securities or communication the information to anyone other than the CCO. After the CCO has reviewed the issue, RCM will determine whether the information is materials and non-public and, if so, whether any trading restrictions apply and what action, if any, the firm should take.

4.	Personal Securities Transactions

(a)
Subject to Section 3 above, Access Persons must obtain approval from the Chief Compliance Officer or his designee before they directly or indirectly acquire Beneficial Ownership in any security in an Initial Public Offering or in a Limited Offering.

(b)
Access Persons shall forward or shall direct their brokers to forward on a timely basis duplicate copies of all trade confirmations and copies of all account statements relating to personal securities transactions to the Chief Compliance Officer or his designee.

5.	Initial and Annual Holdings Reports

(a)
Upon commencement of employment (or upon becoming an Access Person) and annually thereafter, each Access Person shall submit to the Chief Compliance Officer or his designee a report (on the form provided) of all holdings in Reportable Securities, except for securities held in accounts over which the Access Person has no direct or indirect influence or control.

(b)	Access Persons shall provide the holdings reports to the Chief Compliance Officer or his designee:

(i)
No later than 10 days after the commencement of employment or becoming an Access Person, with the reported information current as of a date no more than 45 days prior to the date the person becomes an Access Person.

(ii)	Annually, within 30 calendar days after the last day of each calendar year, with the information current as of a date no more than 45 days prior to the date the report was submitted.

6.	Quarterly Transaction Reports

(a)
On a quarterly basis, each Access Person shall submit to the Chief Compliance Officer or his designee a report (on the form provided) about each transaction involving a Reportable Security in which the Access Person had or as a result of the transaction acquired any direct or indirect Beneficial Ownership in the Reportable Security, except for transactions in securities held in accounts over which the Access Person has no direct or indirect influence or control.

(b)
Access Persons shall submit such quarterly transaction reports to the Chief Compliance Officer or his designee, no later than 30 calendar days after the end of the calendar quarter. All transactions occurring during the quarter must be included.

(c)	An Access Person need not submit a transaction report pursuant to the requirements of this section, if:

(i)	The reportable transaction was effected pursuant to an Automatic Investment Plan; or

(ii)
The transaction report would duplicate information contained in the broker trade confirmations or account statements that are held in the RCM’s records and are received no later than 30 days after the end of the applicable calendar quarter.

7.	Review of Reports

(a)
The Chief Compliance Officer or his designee shall review all initial and annual holdings reports and quarterly transaction reports submitted by Access Persons to assess whether the Access Person followed all required procedures.

(b)
The review should also assess whether the Access Person’s personal trading mirrors the trades made for clients, and if so whether the clients are receiving terms as favorable as the Access Person; periodically analyze the Access Person’s trading for patterns that may indicate abuse, including market timing; investigate any substantial disparities between the performance of the Access Person’s own account and the performance of client accounts; and investigate any substantial disparities between the percentage of an Access Person’s personal trades that are profitable versus the percentage of client trades that are profitable.

8.	Sanctions

Upon discovering a violation of this Code, RCM may impose such sanctions as it deems appropriate including, among other things, disgorgement of profits, fines, a letter of censure, suspension, or termination of the employment of the violator.

9.	Records

RCM shall maintain the records listed below. Records may be maintained as permitted under Rule 204-2(g) of the Investment Advisers Act of 1940 or such other applicable rule or regulation. Unless otherwise required, all records maintained pursuant to this Section shall be retained for five years in an easily accessible place, the first two years in an appropriate office of RCM.

(a)	A copy of this Code and any other code which is or at any time within the past five years has been, in effect.

(b)	A record of any violation of the Code, and any action taken as a result of the violation.

(c)	Records of all written acknowledgments of receipt of the Code required of each Supervised Person who is currently, or within the past five years was, a Supervised Person of RCM.

(d)	A record of each report made by an Access Person pursuant to Sections 5 and 6 of this Code, including any information provided in lieu of such reports.

(e)	Records of the names of persons who are currently, or within the past five years were, Access Persons of RCM.

(f)
A record of any decision, and the reasons supporting the decision, to approve the acquisition of securities by Access Persons pursuant to Section 4(a) of this Code with respect to securities in an Initial Public Offering or Limited Offering, for at least five years after the end of the fiscal year in which the approval is granted.

ANNUAL ACKNOLEDGMENT

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The undersigned acknowledges receipt of a copy of the Code and agrees to comply with all the provisions of the Code.

Date	Print Name

Signature

INITIAL ACKNOWLEDGMENT

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The undersigned acknowledges receipt of a copy of the Code and agrees to comply with all the provisions of the Code.

Date	Print Name

Signature